                                                                   Exhibit 2.2
                             AMENDMENT NO. 1 TO
                           CONTRIBUTION AGREEMENT


This Amendment No. 1 to the Contribution Agreement ("Amendment No. 1") dated November 18, 1997, is made and entered into by and between the TCR Signatories, on the one hand, and BRE Properties, Inc., a Maryland corporation (the "Company"), and BRE Property Investors LLC, a Delaware limited liability company (the "Operating Company" and, together with the Company, the "Transferee"), on the other hand, and amends the Contribution Agreement, dated as of September 29, 1997, by and between the TCR Signatories and the Transferee (the "Contribution Agreement"). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Contribution Agreement.

        WHEREAS, the TCR Parties and the Transferee have entered into the Contribution Agreement, which provides, among other things, for the transfer from the TCR Parties to the Transferee of certain properties and related assets in accordance with the terms and subject to the conditions of the Contribution Agreement; and

        WHEREAS, the TCR Parties and the Transferee desire to amend the Contribution Agreement.

        NOW, THEREFORE, the parties hereto do hereby agree as follows:

        1. Transfer of Overlook at Blue Ravine to Blue Ravine LLC. The parties hereto agree that Blue Ravine Realty Partners, as a Contributor under the Contribution Agreement, shall convey to Blue Ravine Investors, LLC, a Delaware limited liability company ("Blue Ravine LLC"), rather than to the Operating Company, all of its Real Estate Property as set forth in Section 1.1 of the Contribution Agreement. At the Closing, Blue Ravine LLC shall issue and deliver to the TCR Representatives the number of units of limited liability company membership interest in Blue Ravine (the "Blue Ravine Units") set forth in Exhibit A of the Amended and Restated Limited Liability Company Agreement of Blue Ravine Investors, LLC (the "Blue Ravine LLC Agreement") which the Company and Blue Ravine Realty Partners shall enter into, in a form mutually satisfactory to each, concurrently with the Closing. By its signature hereto, Blue Ravine LLC is hereby added as a party to the Contribution Agreement and is included within the definition of "Transferee."

        2. Merger of Blue Ravine LLC. The Operating Company agrees to effectuate a state law merger between Blue Ravine LLC and the Operating Company, wherein Blue Ravine LLC will be merged with and into the Operating Company, with the Operating Company as the surviving entity (the "Blue Ravine Merger"), upon the exercise by the managing member or the non-managing member of Blue Ravine LLC, as applicable, of their rights pursuant to the Blue Ravine LLC Agreement to demand the Blue Ravine Merger. Upon consummation of the Blue Ravine Merger, each Blue Ravine Unit will be exchanged for one Unit of the Operating Company and the holders of such Units shall have the same rights as the other non-managing member unit holders of the Operating Company.

        3. Withdrawn Property. Pinnacle Grove shall be a Withdrawn Property as to which the Contribution Agreement is terminated, ITCR Elliot Grove Limited Partnership shall not be

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included within the definition of  "Contributor" and the Assumed Loan related thereto shall be deleted from Schedule 2.1(b).

        4. Approval of Additional Conveyances of Partnership Interests. The parties hereto agree that each of the Contributors listed below, in lieu of the direct transfer of such Contributor's Real Estate Property to the Operating Company, shall cause each of the Partners listed adjacent to such Contributor's name below to transfer to the Operating Company 100% of its Partnership Interest (which collectively represent 100% of the Partnership Interests in such Contributor).

        Contributor                     Partners

        Riverview LLC                   TCR Riverview Limited Partnership

                                        TCR Riverside, Inc.

        ITCR Villa Verde Limited        TCR V.V. Limited Partnership
        Partnership
                                        TCR Villa Verde Holdings Limited
                                        Partnership

        Woodlake Holdings L.L.C.        TCR Woodlake Limited Partnership

                                        TC Residential Phoenix II, Inc.

        5. Waiver of Time Requirements. Each party to the Contribution Agreement waives the failure of any other party to the Contribution Agreement to take an action required to be taken, or deliver a document required to be delivered, within the time period specified in the Contribution Agreement so long as such action is taken or such document is delivered at or prior to the Closing.

        6. Waiver of Third Party Consents. The Transferee (a) acknowledges that no Contributor will obtain the consent from any third party to any Management Contract, Office Lease, sublease or Service Contract necessary for the Contributor or the Contributing Partner, as the case may be, to consummate the transactions contemplated by the Contribution Agreement and (b) waives any breach of the Contribution Agreement relating thereto.

        7. Waivers of Deliveries at Closing. The Transferee waives the requirements of Sections 9.2(h) and (j) of the Contribution Agreement relating to the pre-Closing delivery of a list of Security Deposits and Rent Rolls for each Real Property.

        8. Registration of Shares. The first sentence of Section 7.10 of the Contribution Agreement is amended to read in its entirety as follows:

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             "Within six (6) months following the Closing Date or at such later date as may be appropriate under applicable rules or guidelines of the SEC but in all events within eleven (11) months following the Closing Date, the Company shall cause to be filed with the SEC a shelf registration statement and related prospectus that comply in all material respects with applicable SEC rules providing for registration under the Securities Act of the offer and sale by the Investors (as defined in the Registration Rights Agreement) of the total number of Shares that the Investors would own if they were to convert all Units owned by them into Common Stock of the Company, and within ten (10) Business Days following the Closing Date, the Company shall cause to be filed with the SEC a shelf registration statement and related prospectus that comply in all material respects with applicable SEC rules providing for registration under the Securities Act of the offer and sale by the Investors of all Shares received hereunder."

        9. Updated Schedules. The Schedules attached hereto shall amend and restate in their entirety the Schedules attached to the Contribution Agreement.

        10. Post Closing Adjustments. The parties hereto agree that the post-closing adjustments required pursuant to Section 10.1 of the Contribution Agreement shall also include (i) any unassessed or unrecorded property taxes attributable to any period prior to the Closing; and (ii) as to non-construction projects only, any unpaid construction or repair labor performed or materials used prior to the Closing; provided, however, that TCR shall have the right to contest the payment for such labor or materials if it, in good faith, disputes the amounts charged for such labor or materials and diligently pursues the contest of same.


        11. Waivers Related to Assumed Loans. The Transferee (a) acknowledges that no Contributor will obtain the consent of the lender under the Assumed Loans listed on Exhibit A hereto (the "Excluded Loans") and (b) waives any breach of the Contribution Agreement relating thereto. With respect to each Excluded Loan, the TCR Parties waive the requirements of Section 2.2 of the Contribution Agreement requiring the Transferee to execute and deliver the Loan Assumption Documents so long as the Transferee executes and delivers such Loan Assumption Documents within 30 days of the date hereof. In the event that the Transferee is unable for any reason to consummate any such assumption, the Operating Company shall cause the Excluded Loan to be paid in full at the expiration of such 30-day time period and such payment, in lieu of assumption, shall not affect the determination of Net Value under Section 2.1(b) of the Contribution Agreement or the Cash Consideration designated under Section 2.6 of the Contribution Agreement. Each Contributor (and each Contributing Partner) shall be responsible for the payment at the expiration of such 30-day time period of any prepayment premium or penalty due in connection with the Operating Company's prepayment of any Excluded Loan of that Contributor (or, in the case of a Contributing Partner, the Assumed Loan of the Contributor of which that Contributing Partner is a Partner).

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IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first written above.

                                        BRE PROPERTIES, INC.


                                        /s/  Frank C. McDowell
                                           -----------------------------
                                        By:  Frank C. McDowell
                                        Its:   Chief Executive Officer


                                        BRE PROPERTY INVESTORS LLC

                                        By:  BRE Properties, Inc., its Managing
                                             Member

                                        /s/  Frank C. McDowell
                                           -----------------------------
                                        By:  Frank C. McDowell
                                        Its:  Chief Executive Officer

                                        BLUE RAVINE INVESTORS, LLC

                                        By:  BRE Properties, Inc., its Managing
                                             Member

                                        /s/  Frank C. McDowell
                                           -----------------------------
                                        By:  Frank C. McDowell
                                        Its:  Chief Executive Officer

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                                  Exhibit A
                                Exluded Loans

Project Name                Location            Lender
------------                --------            ------

1.  Somerset Park           Vallejo, CA         Housing Authority of the City
                                                of Vallejo, California

2.  Riverview               Santa Ana, CA       Merrill Lynch
3.  Pinnacle at Lakeside    Salt Lake City, UT  FNMA

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